EXHIBIT 99.1

Agile Therapeutics Announces $4.85 Million Registered Direct Offering

PRINCETON, N.J., March 14 , 2022 (GLOBE NEWSWIRE) -- Agile Therapeutics, Inc. (Nasdaq: AGRX) ("Agile Therapeutics" or the "Company"), a women's healthcare company, today announced that it has entered into a securities purchase agreement with a single healthcare-focused institutional investor to sell 2,425 shares of Series A convertible preferred stock and 2,425 shares of Series B convertible preferred stock and Series A warrants to purchase up to an aggregate of 24,250,000 shares of common stock and Series B warrants to purchase up to an aggregate of 24,250,000 shares of common stock. Each share of Series A and Series B preferred stock has a stated value of $1,000 per share and a conversion price of $0.20 per share. The shares of preferred stock issued in the offering are convertible into an aggregate of 24,250,000 shares of common stock. The Series A warrants have an exercise price of $0.26 per share, will become exercisable six months following the date of issuance, and will expire 5 years following the initial exercise date. The Series B warrants have an exercise price of $0.26 per share, will become exercisable six months following the date of issuance, and will expire one and one-half years following the initial exercise date. Total gross proceeds from the offering, before deducting the placement agent's fees and other estimated offering expenses, is $4.85 million.

H.C. Wainwright & Co. is acting as the exclusive placement agent for the offering.

The Company expects to call a special meeting of stockholders for the approval of a proposal to effect a reverse split of the common stock (the “Proposal”). The Series A Preferred has voting rights on the Proposal equal to the number of shares of common stock into which the Series A Preferred is convertible based on the minimum price under Nasdaq rules on the issuance date. The Series B Preferred has voting rights on the Proposal equal to 500,000 votes per share of Series B Preferred, provided that, in accordance with Nasdaq listing rules, any votes cast by the Series B Preferred with respect to the Proposal must be counted by the Company in the same proportion as the shares of common stock and Series A Preferred Stock voted on the Proposal. The shares of the Series A and Series B preferred stock are convertible at the option of the holder at any time following the date of issuance.

The closing of the offering is expected to occur on or about March 14, 2022, subject to the satisfaction of customary closing conditions. Additional information regarding the securities described above and the terms of the offering are included in a Current Report on Form 8-K to be filed with the United States Securities and Exchange Commission ("SEC").

The Company intends to use the net proceeds from this offering for working capital and general corporate purposes.

The securities described above are being offered pursuant to a registration statement on Form S-3 (333-249273), which was declared effective by the Securities and Exchange Commission on October 14, 2020. The offerings will be made only by means of a prospectus supplement and a prospectus that form a part of the registration statement. A final prospectus supplement and accompanying prospectus relating to the securities being offered will be filed with the SEC. Electronic copies of the final prospectus supplement and accompanying prospectus may be obtained, when available, on the SEC's website at http://www.sec.gov or by contacting H.C. Wainwright & Co., LLC at 430 Park Avenue, 3rd Floor, New York, NY 10022, by phone at (646) 975-6996 or e-mail at placements@hcwco.com.

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This press release shall not constitute an offer to sell or a solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About Agile Therapeutics, Inc.
Agile Therapeutics is a women's healthcare company dedicated to fulfilling the unmet health needs of today’s women. Our product and product candidates are designed to provide women with contraceptive options that offer freedom from taking a daily pill, without committing to a longer-acting method. Our initial product, Twirla®, (levonorgestrel and ethinyl estradiol), a transdermal system, is a non-daily prescription contraceptive. Twirla is based on our proprietary transdermal patch technology, called Skinfusion®, which is designed to allow drug delivery through the skin. For more information, please visit the company website at www.agiletherapeutics.com. The Company may occasionally disseminate material, nonpublic information on the Company’s website.

Follow Agile on Linked In and Twitter: @AgileTher.

Forward-Looking Statements
Certain information contained in this press release includes "forward-looking statements" within the meaning of The Private Securities Litigation Reform Act of 1995, including statements related to our use of proceeds from the offering, registered direct offering and special meeting of shareholders. We may, in some cases, use terms such as "predicts," "believes," "potential," "continue," "anticipates," "estimates," "expects," "plans," "intends," "may," "could," “might," "will," "should" or other words that convey uncertainty of the future events or outcomes to identify these forward-looking statements. Our forward-looking statements are based on current beliefs and expectations of our management team that involve risks, potential changes in circumstances, assumptions, and uncertainties. Any or all of the forward-looking statements may turn out to be wrong or be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties as a result of various important factors, including the uncertainties related to market conditions and the completion of the offering on the anticipated terms or at all and various other factors. For a more detailed description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to our business in general, please refer to our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q. You are cautioned not to place undue reliance on these forward-looking statements, which are made only as of the date of this press release. We undertake no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Source: Agile Therapeutics

Media Inquiries:

Matt Riley

Head of Investor Relations and Corporate Communications

mriley@agiletherapeutics.com

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